Exhibit 99.1

NEWS RELEASE

DATE: 10/1/2010
CONTACT:	Archie M. Brown, Jr.,
2105 N.State Road 3 Bypass
Greensburg, IN 47240
Ph: 812.663.6734 (MSFG)

MainSource Financial Group Sells P&C and Health Insurance Business

MainSource Financial Group, Greensburg, Indiana (NASDAQ: MSFG) - Archie M. Brown, Jr., President and Chief Executive Officer, announced today that MainSource Financial Group has sold the property and casualty and health insurance book of businesses related to its insurance subsidiary, MainSource Insurance (MSI), to Encore Insurance Group, LLC, effective October 1, 2010.  As a result of the transaction, MainSource Financial Group will book a pre-tax gain of approximately $900 thousand.

Mr. Brown stated, “This transaction allows MainSource Financial Group to focus on our strengths, which are to provide a robust set of banking and investment products to our customers.  We are separating our interests in property and casualty Insurance, as well as health Insurance, from our core business model and allowing Encore Insurance Group to focus solely on this area.  However, MainSource Bank will continue to offer annuities and credit life insurance to our customer base as the products align very well with our core business model.”

Encore Insurance Group, LLC. will be managed by the current management team from MainSource Insurance.  Jerry J. Vollmer will serve as President and CEO of Encore Insurance Group.  He previously served as President of MSI for the past 10 years. In addition, Encore Insurance Group will retain most of the current MSI agents, which allows for a seamless transition for customers.  Customers of MainSource Insurance will not see a change in their current insurance coverage, policy number or carrier.

Mr. Vollmer said, “Encore Insurance Group will continue to serve the current MSI customers with the same level of quality products and services they have come to know and trust.  Our agents will remain in the towns where they currently operate, providing convenient, local service to the communities we have served for so many years.  I am excited to oversee this new endeavor and look forward to serving our communities with the finest insurance products.”

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.9 billion. The Company operates 67 offices in 32 Indiana counties, 6 offices in 3 Illinois counties, 4 offices in 3 Kentucky counties, and 6 offices in 2 Ohio counties through its banking subsidiary, MainSource Bank, Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission. These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.

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